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         12.      Amendment and Termination.

                  12.1 The Plan shall terminate five years after its effective date and thereafter no options shall be granted thereunder. All options outstanding at the time of termination of the Plan shall continue in full force and effect in accordance with and subject to the terms and conditions of the Plan. The Board of Directors of the Company at any time prior to that date may terminate the Plan or make such amendments to it as the Board of Directors shall deem advisable. No termination or amendment of the Plan may, without the consent of the holder of an option then existing, terminate the option or materially and adversely affect the rights under the option.

                  12.2 This Plan may not be amended more than once every six months other than to conform with changes in the Code, the Employee Retirement Income Security Act, as amended, or the rules thereunder.

         13. Automatic Termination of Option. Notwithstanding anything contained herein to the contrary:

                  13.1 If at any time a holder of an option granted under this Plan becomes an employee, officer or director of or a consultant to an entity which the Committee determines is a competitor of the Company, such option shall automatically terminate as of the date such conflicting relationship was established regardless of whether such option is exercisable in whole or in part at such time.

                  13.2 An option shall terminated immediately if such termination is for cause. Cause is defined as including, but not limited to, theft or intentional damage to Company property, the use of illegal drugs, the commission of a criminal act, or willful violations of the law or of policies of the Company which prohibit directors from trading common shares for personal gain based on knowledge of the Company's activities or results when such information is not available to the general public.

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                                                                   EXHIBIT 10.35

                         MERITAGE HOSPITALITY GROUP INC.

                SECOND AMENDED 1999 DIRECTORS' COMPENSATION PLAN

         This 1999 Directors' Compensation Plan, as amended, has been adopted by the Board of Directors of Meritage Hospitality Group Inc. in order to align further the interests of the Company's non-employee Directors with the interests of shareholders by providing that their compensation may be paid through the issuance of Common Shares of the Company.

         1. COMPENSATION OF NON-EMPLOYEE DIRECTORS

         All Directors who are not employees of the Company shall be paid a retainer of $1,000 for each meeting of the Board of Directors, or a Committee of the Board of Directors, attended, provided however, that the retainer for attendance at a Committee meeting shall be reduced by 50% if such meeting is conducted on the same day as a meeting of the Board of Directors.

         2. PAYMENT TERMS

         The meeting fees set forth in Section 1 above shall be paid by the Company quarterly, in arrears, as soon as practicable following the end of each quarter in the form of Company Common Shares. However, at the written election of a Director, the form of payment for such Director can be changed to cash. Such election must be made prior to the beginning of the fiscal year during which such meeting fees will be earned, and may not be changed during the fiscal year for which the election is made.

         The number of Common Shares to be issued shall be determined by dividing the dollar amount of the fee by the average of the per share Fair Market Value of the Common Shares as defined in Section 3, for the five trading days prior to the end of each quarter. The resulting number shall then be rounded up to the nearest share.

         3. FAIR MARKET VALUE OF COMPANY COMMON SHARES

         "Fair Market Value" means the last sale price reported on any stock exchange or over-the-counter trading system on which the Common Shares are trading on the last trading day prior to a specified date or, if no last sales price is reported, the average of the closing bid and asked prices for a Common Share on a specified date. If no sale has been made on any date, prices on the last preceding day on which any such sale shall have been made will be used determining Fair Market Value under either method prescribed in the previous sentence.

         4. RESTRICTIVE LEGEND; HOLDING PERIOD FOR COMMON SHARES

         In order to comply with Federal securities laws, all certificates for Common Shares issued pursuant to this Plan shall be the following restrictive legend which will prevent the recipient from disposing of such shares for six months from the date of issuance:

         THE COMMONS SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE ASSIGNED UNTIL THE EXPIRATION OF THE SIX MONTH PERIOD BEGINNING ON THE DATE OF ORIGINAL ISSUANCE BY MERITAGE HOSPITALITY GROUP INC. AS PROVIDED BY THE COMPANY'S DIRECTOR'S COMPENSATION PLAN, A COPY OF WHICH WILL BE FURNISHED BY THE ISSUER TO THE HOLDER HEREOF UPON REQUEST.

         When the legend requirement imposed by this Section 4 shall terminate, the holder of Common Shares for which such legend requirements have terminated may request that the Company issue replacement certificates representing such shares without such legend.

         5. NO RIGHT TO CONTINUANCE AS A DIRECTOR

         Neither the action of the Company in establishing this Plan, nor the issuance of Common Shares shall be deemed to create any obligation on the part of the Board of Directors to nominate any non-employee Director for reelection by the Company's shareholders or to be evidence of any agreement or understanding, express or implied, that the non-employee Director has a right to continue as a Director for any period of time or at any particular rate of compensation.

         6. SHARES SUBJECT TO THE PLAN

         Common Shares are authorized for issuance under this Plan in accordance with the provisions hereof. The Company shall at all times during the term of the Plan retain as authorized and unissued Common Shares at least the number of shares from time to time required under the provisions of the Plan, or otherwise assure itself of its ability to perform its obligations hereunder.

         7. AMENDMENT

         The amount, pricing and timing of Common Share issuances pursuant to this Plan shall not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code of 1986, as amended, the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

         8. EFFECTIVE DATE AND EXPIRATION OF PLAN

         The Plan is effective as of November 30, 1998, subject to approval by the Board of Directors of the Company. Unless earlier terminated by the Board pursuant to Section 10, this Plan shall terminate on the tenth anniversary of the Effective Date. No Common Shares shall be issued pursuant to this Plan after its termination.

         9. PAYMENT IN EVENT OF DEATH

         Upon the death of a non-employee Director, any portion of the compensation pursuant to this Plan then unpaid shall be paid to the beneficiaries named in the most recent beneficiary designation filed with the Secretary of the Company. In the absence of such a designation, such compensation shall be paid to, or as directed by, the decedent's personal representative, in one or more installments as the non-employee Director may have elected in writing.

         10. AMENDMENT, SUSPENSION AND TERMINATION OF PLAN

         The Board of Directors may suspend or terminate this Plan or any portion of it at any time, and, subject to Section 7, may amend it from time to time in such respects as the Board of Directors may deem advisable so that any awards hereunder shall conform to any change in applicable laws or regulations or in any other respect the Board of Directors may deem to be in the best interests of the Company.

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